                                                                    EXHIBIT 2.16

                        INTERNAL RESTRUCTURING AGREEMENT

                                   DATED AS OF

                                FEBRUARY 11, 2005

                                   RELATING TO

                                ANR HOLDINGS, LLC

                                TABLE OF CONTENTS

1.   DEFINITIONS...........................................................    2
     Section 1.01. Definitions.............................................    2
     Section 1.02. Additional Defined Terms................................    7
     Section 1.03. Other Definitional and Interpretative Provisions........    8

2.   RESTRUCTURING TRANSACTIONS............................................    9
     Section 2.01. Company Organizational Matters..........................    9
     Section 2.02. Dissolution and Liquidation of Alpha Management.........    9
     Section 2.03. Distributions to the AMCI Parties and Fund IX...........    9
     Section 2.04. Contribution of Fund IX Corp............................   10
     Section 2.05. Contribution of Membership Interests....................   10
     Section 2.06. Approval of Restated Charter and LTIP...................   11
     Section 2.07. Conversion of Options and Assumption of Amended and
                      Restated Alpha Management LTIP.......................   11
     Section 2.08. Assumption of Alpha Natural Resources Annual
                      Incentive Bonus (AIB) Plan...........................   11
     Section 2.09. Agreement Regarding Allocation of Shares and Company
                      Notes................................................   12
     Section 2.10. Distributions to Pay Pre-Closing Taxes..................   12

3.   PUBLIC OFFERING.......................................................   12

4.   RESTRUCTURING CLOSING.................................................   13
     Section 4.01. Restructuring Closing...................................   13
     Section 4.02. Actions at the Restructuring Closing....................   13

5.   REPRESENTATIONS AND WARRANTIES OF THE PARTIES.........................   13
     Section 5.01. Organization of Parties.................................   13
     Section 5.02. Authorization of Transaction............................   13
     Section 5.03. Noncontravention........................................   14
     Section 5.04. Brokers' Fees...........................................   14
     Section 5.05. Investment..............................................   14
     Section 5.06. Ownership of Equity Interests...........................   15
     Section 5.07. Registration Statement..................................   15

6.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................   15
     Section 6.01. Capitalization..........................................   15

7.   REPRESENTATIONS AND WARRANTIES OF HOLDINGS............................   16
     Section 7.01. Capitalization..........................................   16

8.   REPRESENTATIONS AND WARRANTIES OF ALPHA MANAGEMENT....................   16
     Section 8.01. Capitalization..........................................   16

9.   REPRESENTATIONS AND WARRANTIES OF FUND IX REGARDING FUND IX CORP......   17
     Section 9.01. Incorporation and Other Organizational Matters..........   17
     Section 9.02. Noncontravention........................................   17
     Section 9.03. Capitalization..........................................   17
     Section 9.04. Business of Fund IX Corp................................   18
     Section 9.05. Assets and Liabilities of Fund IX Corp..................   18
     Section 9.06. Restrictions on Business Activities.....................   18

10.  COVENANTS OF THE PARTIES..............................................   18

     Section 10.01. Consent and Agreement..................................   18
     Section 10.02. Release................................................   18
     Section 10.03. Best Efforts; Further Assurances.......................   19
     Section 10.04. Indemnification by the Company.........................   19
     Section 10.05. Indemnification by Fund IX.............................   20

11.  CONDITIONS............................................................   24
     Section 11.01. Conditions to Obligations of Each Party................   24
     Section 11.02. Conditions to the Obligations of the Alpha Entities....   24
     Section 11.03. Conditions to the Obligations of Each Member...........   25

12.  TERMINATION...........................................................   25
     Section 12.01. Termination............................................   25
     Section 12.02. Effect of Termination..................................   25

13.  MISCELLANEOUS.........................................................   26
     Section 13.01. Survival...............................................   26
     Section 13.02. Notices................................................   26
     Section 13.03. Amendments and Waivers.................................   28
     Section 13.04. Expenses...............................................   29
     Section 13.05. Successors and Assigns.................................   29
     Section 13.06. Governing Law..........................................   29
     Section 13.07. Arbitration............................................   29
     Section 13.08. Counterparts; Effectiveness; Third Party
                       Beneficiaries.......................................   29
     Section 13.09. Entire Agreement.......................................   29
     Section 13.10. Severability...........................................   30
     Section 13.11. Specific Performance...................................   30
     Section 13.12. AMCI Representative....................................   30
     Section 13.13. Management Members Representative......................   31
     Section 13.14. FRC Representative.....................................   31
     Section 13.15. Limited Right of Rescission............................   32
     Section 13.16. Amendment to LLC Agreement.............................   33

                                    EXHIBITS

EXHIBIT A     Form of Restated Certificate of Incorporation of the Company
EXHIBIT B     Form of Amended and Restated Bylaws of the Company
EXHIBIT C     Form of Stockholder Agreement
EXHIBIT D     Form of Long Term Incentive Plan of the Company
EXHIBIT E     Form of Company Note
EXHIBIT F-1   Form of First Amendment to PEV Option Agreement
EXHIBIT F-2   Form of Sixth Amendment to the Contribution Agreement
EXHIBIT F-3   Form of Amendment to Solomons Letter Agreement
EXHIBIT G     Form of Third Amended and Restated Limited Liability Company
                 Agreement of Holdings
EXHIBIT H     Form of Amended and Restated Alpha Management LTIP
EXHIBIT I     Alpha Natural Resources Annual Incentive Bonus (AIB) Plan

                                    SCHEDULES

Schedule I       Management Members
Schedule II      Holdings Membership Interests
Schedule 2.02    Distribution of Alpha Coal Management's Assets
Schedule 2.05A   Exchange of AMCI Parties' Membership Interests
Schedule 2.05D   Exchange of Membership Interests and Profits Interest
                    held by the Management Members
Schedule 2.07    Conversion of Options
Schedule 3C      Option Grants
Schedule 5.02    Notices, Authorizations, Consents, and Approvals
Schedule 5.03    Noncontravention
Schedule 5.06    Equity Interests Contributed
Schedule 7.01    Outstanding Equity Interests and Commitments
Schedule 9.01    Officers and Directors of Fund IX Corp.
Schedule 9.05    Assets and Liabilities of Fund IX Corp.

                        INTERNAL RESTRUCTURING AGREEMENT

     INTERNAL RESTRUCTURING AGREEMENT (this "Agreement") dated as of February 11, 2005 among (i) Alpha Natural Resources, Inc., a Delaware corporation (the "Company"), Alpha NR Ventures, Inc., a Delaware corporation ("Alpha NR Ventures"), and ANR Holdings, LLC, a Delaware limited liability company ("Holdings" and together with the Company and Alpha NR Ventures, the "Alpha Entities"), (ii) First Reserve Fund IX, L.P. ("Fund IX"), ANR Fund IX Holdings, L.P., a Delaware limited partnership ("Fund IX Holdings and, together with Fund IX, the "FRC Parties"), (iii) Vollow Resources LLC, a West Virginia limited liability company, Redbank, Inc., a West Virginia corporation, REI, Inc., a West Virginia corporation, Still Run Coal Company, Inc., a West Virginia corporation, Creekside Energy Development Company, a West Virginia corporation, Newhall Pocahontas Energy, Inc., a West Virginia corporation, SCM, Inc., a West Virginia corporation, Tanoma Energy, Inc., a Pennsylvania corporation, Madison Mining Company, LLC, a Pennsylvania limited liability company, Laurel Energy, L.P., a Pennsylvania limited partnership, Laurel Resources, L.P., a Pennsylvania limited partnership, I-22 Processing, Inc., a Pennsylvania corporation, Dunamis Resources, Inc., a Pennsylvania corporation, Beta Resources, LLC, a Colorado limited liability company, and RRD, Inc., a West Virginia corporation, (collectively, the "AMCI Parties"), (iv) Madison Capital Funding LLC, a Delaware limited liability company ("Madison"), (v) Alpha Coal Management, LLC, a Delaware limited liability company ("Alpha Management"), and (vi) those individual members of the Alpha Natural Resources, LLC management team listed on
Schedule I to this Agreement (the "Management Members"). Together, the FRC Parties, the AMCI Parties, Madison, Alpha Management and the Management Members shall be referred to collectively in this Agreement as the "Members." Each of the Alpha Entities, each of the FRC Parties, each of the AMCI Parties, Madison, Alpha Management, and each of the Management Members is individually referred to in this Agreement as a "Party," and, together, the Alpha Entities, the FRC Parties, the AMCI Parties, Madison, Alpha Management, and the Management Members are referred to in this Agreement as the "Parties."

                                    RECITALS

     WHEREAS, Holdings was formed as a limited liability company under the laws of the state of Delaware pursuant to a Limited Liability Company Agreement amended and restated as of May 11, 2004 (the "LLC Agreement");

     WHEREAS, the Company was formed as a corporation under the laws of the state of Delaware pursuant to a certificate of incorporation filed with the Secretary of State of Delaware on November 29, 2004;

     WHEREAS, the FRC Parties, the AMCI Parties, Madison, and Alpha Management constitute all of the members of Holdings(except that Fund IX owns its interest in Holdings indirectly through Alpha NR Holding, Inc., a Delaware corporation ("Fund IX Corp."), and they desire to transition their interest in Holdings to the Company in anticipation of the issuance to the public of shares of common stock of the Company;

     WHEREAS, the Members hold Membership Interests, which include the Common Sharing Ratios and Preferred Sharing Ratios listed on Schedule II to this Agreement, and the interests of Fund IX set forth on Schedule II reflect Fund IX's indirect interest in Holdings);

     WHEREAS, the Members intend the transition of their interests in Holdings to the Company to be an "Internal Reorganization" as contemplated by the Member Agreement, upon the terms and subject to the conditions of this Agreement;

     WHEREAS, the Members intend that (i) the contribution of their Membership Interests and the interest in Fund IX Corp. to the Company, the Public Offering and the Over-allotment Distribution be characterized as an integrated transaction governed by Internal Revenue Code Section 351 (and the related provisions) and (ii) the record keeping and reporting requirements of Treasury Regulation Section 1.351-3 will be satisfied;

     WHEREAS, in connection with the Restructuring Transactions, the Company will amend and restate its Certificate of Incorporation and Bylaws, substantially in the forms attached to this Agreement as Exhibit A and Exhibit B, respectively;

     WHEREAS, this Agreement and the Restructuring Transactions have been approved by the Board of Directors of the Company and Holdings, and by the board of directors or the body serving similar functions of each of the Members;

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                 1. DEFINITIONS

     Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

     "Adverse Consequences" means, without duplication, all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, but excluding lost profits, punitive, exemplary, special or consequential damages (except to the extent any such remedies are included in the Third Party Claim by a non-Affiliate of the Party to be indemnified under this Agreement, for which such Party is otherwise entitled to indemnification under this Agreement).

     "Affiliate" means any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified

Person. As used in this definition of "Affiliate," the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     "Alpha Management LTIP" means the 2004 Alpha Coal Management, LLC Long Term Incentive Plan adopted by the Board of Directors and members of Alpha Management as of November 10, 2004, pursuant to which the Board issued options to purchase units in Alpha Management representing 1% of the Members' Interests in Holdings.

     "AMCI Representative" means Hans J. Mende.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or would be reasonably likely to form the basis for any specified consequence.

     "Business Day" means any day other than a Saturday, a Sunday or a United States federal or New York State banking holiday.

     "Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, guarantee of profit, guarantee against loss, or other similar rights with respect to a Person.

     "Common Sharing Ratios" has the meaning ascribed thereto in the LLC Agreement.

     "Common Stock" means the common stock, par value $.01 per share, of the Company.

     "Company Note" means the Company's promissory note in the form of Exhibit
E.

     "Continuing Agreements" mean the agreements in the form of Exhibits F-1 through F-3.

     "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a limited liability company, trust or similar Person, any and all units, interests or other limited liability company interest, and any Commitments with respect thereto, and (c) any other direct equity ownership, participation in a Person and any Commitments with respect thereto.

     "FRC Representative" means Fund IX.

     "Fully Diluted Shares" means the number of outstanding shares of Common Stock as of the date of determination, assuming that all shares of Common Stock then reserved for issuance under the Alpha Management LTIP and the LTIP are issued and outstanding.

     "Governmental Authority" means any agency, authority, board, bureau, commission, court, tribunal, department, office or instrumentality of any nature whatsoever or any governmental unit, whether federal, state, county, district, city, other political subdivision, or taxing district, foreign or otherwise, and whether now or hereafter in existence, or any officer or official thereof acting in an official capacity.

     "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

     "Law" means any statute, code or regulation of any applicable Governmental Authority.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "LTIP" means the Long Term Incentive Plan of the Company in the form to be adopted by the Board of Directors of the Company as attached as Exhibit D, pursuant to which the Board will reserve for issuance thereunder a number of shares of Common Stock equal to an aggregate of 5.0475% of the Fully Diluted Shares to be outstanding upon completion of the Public Offering.

     "Management LLC Agreement" means the Limited Liability Company Agreement of Alpha Coal Management LLC, amended and restated as of March 10, 2004.

     "Management Representative" means Michael J. Quillen.

     "Material Contract" means, with respect to any Person, all contracts and commitments, written or oral, including all amendments, modifications, waivers and elections applicable thereto, to which such Person is a party or to which such Person's assets are subject, (i) providing for receipt or payment, contingent or otherwise, by such Person of $100,000 or more and which are not terminable on 30 days' notice, (ii) relating to indebtedness or guarantee obligations of such Person or (iii) otherwise necessary to the operation of the business of such Person or its Subsidiaries.

     "Member Agreement" means the Member Agreement dated as of March 11, 2003 among the FRC Parties, the AMCI Parties and the other signatories thereto, as it may be amended from time to time.

     "Membership Interest" means, in the case of a Member or Fund IX Corp., such Member's or Fund IX Corp.'s limited liability company interest in Holdings; provided, that where the context refers to issued or outstanding Membership Interests, such term refers to the Members' Common Sharing Ratios and Preferred Sharing Ratios listed on Schedule II to this Agreement

     "Organizational Documents" means the articles or certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

     "Over-allotment Distribution" means the pro rata distribution by the Company to the holders of the Pre-IPO Shares (if but only if the Over-allotment Option is exercised) of (i) the net cash proceeds received by the Company from the Underwriters upon the exercise of the Over-allotment Option and (ii) if the Over-allotment Option is not exercised in full, a number of shares of Common Stock equal to (x) the number of additional shares the Underwriters have the option to purchase pursuant to the Over-allotment Option minus (y) the actual number of shares the Underwriters purchase from the Company pursuant to the Over-allotment Option.

     "Over-allotment Option" means the option granted by the Company to the Underwriters as an integral part of the Public Offering to purchase a number of shares of Common Stock equal to up to 15% of the shares issued in the Public Offering.

     "Person" means any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, Governmental Authority, cooperative, association or any foreign trust or foreign business organization or any other entity of any kind whatsoever, as well as the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so requires.

     "Pre-IPO Shares" means the shares of the Common Stock that will be outstanding immediately before the completion of the Public Offering determined by the Company in consultation with the Underwriters, and specifically excluding any shares of Common Stock (i) issuable upon the exercise of any options to purchase shares of Common Stock whether or not then exercisable and (ii) to be issued to the Underwriters in connection with the Public Offering.

     "Preferred Sharing Ratios" has the meaning ascribed thereto in the LLC Agreement.

     "Profits Interest" has the meaning given it in the Management LLC
Agreement.

     "Public Offering" means the initial public offering of Common Stock pursuant to as described in the Registration Statement that will be consummated following the Restructuring Closing.

     "Public Offering Closing Date" means the date of closing under the Underwriting Agreement.

     "Registration Statement" means the registration statement of the Company on Form S-1 in respect of the Public Offering filed initially with the SEC on December 6, 2004, together with all subsequent amendments thereto.

     "Representatives" means, collectively, the AMCI Representative, the FRC Representative and the Management Representative.

     "Restructuring Closing Date" means the date that is the last business day that precedes the date the Registration Statement is declared effective by the SEC.

     "Restructuring Transactions" means the steps taken or to be taken pursuant to this Agreement to internally restructure the Alpha Entities in anticipation of the Public Offering.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Stockholder Agreement" means the Stockholder Agreement to be entered into among the Members and the Company in connection with the Restructuring Transactions, substantially in the form attached as Exhibit C to this Agreement.

     "Subsidiary" means, with respect to any Person (herein referred to as the "parent"), any corporation, partnership, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, at the time, directly or indirectly owned, controlled or held by the parent and/or one or more subsidiaries of the parent.

     "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Liability for Taxes of any other Person.

     "Tax Benefit" means the tax effect of any item of loss, deduction, reduction in income or credit or any other item (including increase in tax basis of assets) which decreases Taxes paid or payable, including any interest in respect thereto or interest that would have been payable but for such item.

     "Terminated Agreements" means (i) the Member Agreement, (ii) the Management LLC Agreement, (iii) that certain Pledge Agreement dated as of March 11, 2003 made by each of Vollow Resources LLC, Redbank, Inc., REI, Inc., Still Run Coal Company, Inc., Creekside Energy Development Company, Newhall Pocahontas Energy, Inc., SCM, Inc., RRD, Inc., Beta Resources, LLC, as Pledgors, to ANR Fund IX Holdings, L.P., a Delaware limited partnership, and Alpha Natural Resources, Inc., a Delaware corporation (now known as Alpha NR Holding, Inc., a Delaware corporation), as Pledgees, and (iv) that certain Escrow Agreement dated as of March 11, 2003 among ANR Fund IX Holdings, L.P., a Delaware limited partnership, Alpha Natural Resources, Inc., a Delaware corporation (now known as Alpha NR Holding, Inc., a Delaware corporation), K-M Investment Corp., a Delaware corporation ("K-M"), and National City Bank of Pennsylvania, a national banking association.

     "Underwriters" means those several underwriters named in an underwriting agreement (the "Underwriting Agreement") covering the purchase and sale of shares of the Company's Common Stock in the Public Offering.

     Section 1.02 Additional Defined Terms. Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

TERM                                   SECTION
----                                   -------
Agreement                              Preamble
Alpha Entities                         Preamble
Alpha Management                       Preamble
Alpha Management Securities            8.01
AMCI Parties                           Preamble
Ancillary Agreements and Instruments   5.02
Claim Notice                           10.06
Company Agreement                      Recitals

Company Securities                     6.01
End Date                               12.01
FRC Parties                            Preamble
Fund IX                                Preamble
Fund IX Corp.                          Preamble
Fund IX Corp. Securities               9.03
Fund IX Corp. Preferred Stock          9.03
Holdings Securities                    7.01
Incremental Tax                        2.02
Indemnitee                             10.05
LLC Agreement                          Preamble
Madison                                Preamble
Management Members                     Preamble
Members                                Preamble
Party or Parties                       Preamble
Preferred Stock                        6.01
Restructuring Closing                  4.01
Third Party Claim                      10.06
Threshold Amount                       10.06

     Section 1.03. Other Definitional and Interpretative Provisions. Unless specified otherwise in this Agreement, the obligations of any Party consisting of more than one Person are joint and several. Unless specified otherwise in this Agreement, all words used in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

                          2. RESTRUCTURING TRANSACTIONS

     Upon the terms and subject to the conditions of this Agreement, on the Restructuring Closing Date, the following transactions shall occur and shall be deemed for all purposes to have occurred in the order indicated:

     Section 2.01. Company Organizational Matters. The Company's (i) Restated Certificate of Incorporation in the form of Exhibit A (the "Restated Charter"),
(ii) Amended and Restated Bylaws in the form of Exhibit B and (iii) Stockholder Agreement in the form of Exhibit C shall be approved by the Company's Board of Directors. Following approval by the Company's Board of Directors, the Restated Charter shall be executed and filed in accordance with the applicable provisions of the Delaware General Corporation Law.

     Section 2.02. Dissolution and Liquidation of Alpha Management. By unanimous vote of its members, Alpha Management shall be dissolved and liquidated, its assets distributed as provided in Schedule 2.02, its affairs wound up and a certificate of cancellation shall be filed pursuant to Section 18-203 of the Delaware Limited Liability Company Act.

     Section 2.03. Distributions to the AMCI Parties and Fund IX.

     (a) Solely for the purposes of effecting the Restructuring Transactions and notwithstanding any provision to the contrary contained in the LLC Agreement, the Board of Directors of Holdings shall declare the following distributions, to be paid in cash or, to the extent the payment is cash is not permitted by the terms of any credit instrument to which Holdings is a party or by which it is bound, then such distributions shall be paid in additional Common Sharing Ratios of Holdings (valued at their fair market value as of the date of payment determined in accordance with Section 1.3 of the Member Agreement) as provided below:

          (i) to K-M for the benefit of the AMCI Parties the amount of $6,000,000 representing the incremental Tax resulting from the recognition of additional Liability for Taxes attributed to ordinary income recapture resulting from the Restructuring Transactions (the "Incremental Tax"), payable in equal installments on the dates for which estimated federal income tax payments are due on each of April 15, 2005, June 15, 2005, September 15, 2005, January 16, 2006 and April 17, 2006; and

          (ii) to Fund IX the amount of $4,480,330, representing the approximate value of certain tax attributes of Fund IX Corp., to be paid as follows:

Date                   Amount
----                   ------
December 15, 2007   $2,126,330
December 15, 2008   $2,112,000
December 15, 2009   $  242,000

     (b) Upon completion of the Restructuring Transactions, the Company shall succeed to the rights and assume and guarantee the obligations of Holdings pursuant to this Section 2.03 without any further action on the part of the Company, the AMCI Parties or Fund IX, and to the extent the payment of such distributions in cash is not permitted by the terms of any credit instrument to which the Company is a party or by which it is bound, then such distributions shall be paid in shares of its Common Stock valued in accordance with Section 10.05(j) of this Agreement.

     Section 2.04. Contribution of Fund IX Corp. Against delivery of (i) certificates representing a number of shares of Common Stock issued by the Company equal to 44.0582% of the Pre-IPO Shares and (ii) a Company Note in the principal amount of $186,175,765.00, and in consideration of the right to participate in the Over-allotment Distribution, Fund IX shall transfer to the Company all of the issued and outstanding capital stock of Fund IX Corp.. The transfer of the Fund IX Corp. capital stock shall be evidenced by appropriate instruments of transfer in form reasonably satisfactory to the Company.

     Section 2.05. Contribution of Membership Interests.

     (a) Against delivery of (i) certificates representing an aggregate a number of shares of Common Stock issued by the Company equal to 40.1303% of the Pre-IPO Shares and (ii) a Company Note in the principal amount of $206,916,148.00, and in consideration of the right to participate in the Over-allotment Distribution, the AMCI Parties shall transfer to the Company all of the Membership Interests held by the AMCI Parties as specified in Schedule 2.05A.

     (b) Against delivery of (i) certificates representing a number of shares of Common Stock issued by the Company equal to 5.4297% of the Pre-IPO Shares and
(ii) a Company Note in the principal amount of $68,988,813.00, and in consideration of the right to participate in the Over-allotment Distribution, Fund IX Holdings shall transfer to the Company all of the Membership Interests held by Fund IX Holdings.

     (c) Against delivery of (i) certificates representing a number of shares of Common Stock issued by the Company equal to 0.5819% of the Pre-IPO Shares, (ii) a Company Note in the principal amount of $3,000,524.00, and in consideration of the right to participate in the Over-allotment Distribution, Madison shall transfer to the Company all of the Membership Interests held by Madison.

     (d) Against delivery of certificates representing an aggregate number of shares of Common Stock issued by the Company equal to 9.7999% of the Pre-IPO Shares as specified in Schedule 2.05D, and in consideration of the right to participate in the Over-allotment Distribution, the Management Members shall transfer to the Company all of the Membership Interests and Profits Interest held by the Management Members. Those of the Pre-IPO Shares specified on
Schedule 2.05D as "unvested shares" shall be subject to the restrictions specified in the Stockholder Agreement.

     (e) Subsequent to the transfers set forth in Section 2.04 and Sections 2.05(a) through (d), the following shall occur: (a) the Company shall transfer
(i) Membership Interests representing 51.2337% in ANR Holdings to Fund IX Corp and (ii) the remaining 1% membership interest in ANR Holdings to Alpha NR Ventures, Inc.; and (b) subsequent to the transfer described in clause (a) of this Section 2.05(e), the Company shall transfer common shares representing 100% of the issued and outstanding common shares of Alpha NR Ventures, Inc. to Fund IX Corp.

     (f) The transfer of the Common Sharing Ratios, Preferred Sharing Ratios and Profits Interest set forth in clauses (a) through (e) above shall be evidenced by appropriate instruments of transfer in form reasonably satisfactory to the Company.

     Section 2.06. Approval of Restated Charter and LTIP. The Restated Charter and LTIP shall be deemed to be approved by the Members in their capacities as stockholders of the Company.

     Section 2.07. Conversion of Options and Assumption of Amended and Restated Alpha Management LTIP. The outstanding options to purchase units of Alpha Management specified in column 1 of Schedule 2.07 shall become and be converted into options to purchase shares of the Company's Common Stock specified in column 2 of Schedule 2.07 (the "Converted Options"), pursuant to the terms of the Alpha Management LTIP. Effective upon such conversion: (a) the Alpha Management LTIP shall be deemed to be amended and restated to read in full as set forth on Exhibit H hereto, which amendment and restatement is hereby approved by Michael J. Quillen by his signature to this Agreement in his capacity as the sole member of the "Committee" pursuant to Section 13 of the Alpha Management LTIP; (b) the Company shall assume the Alpha Management LTIP, as amended and restated pursuant to this Section, and shall be deemed to have reserved for issuance thereunder a number of shares of Common Stock equal to the total number of shares issuable upon exercise of the Converted Options (which shall be equal to an aggregate of 0.9025% of the Fully Diluted Shares to be outstanding upon completion of the Public Offering); and (c) the Alpha Management LTIP, as amended and restated hereby, shall be deemed to be approved by the Members in their capacities as stockholders of the Company.

     Section 2.08. Assumption of Alpha Natural Resources Annual Incentive Bonus
(AIB) Plan. The Company shall assume the Alpha Natural Resources Annual Incentive Bonus (AIB) Plan (the "AIB") set forth as Exhibit I, and the AIB shall be deemed to be approved by the Members in their capacity as stockholders of the Company.

     Section 2.09. Agreement Regarding Allocation of Shares and Company Notes. The Parties agree that the allocation of shares of Common Stock and Company Notes among the Parties pursuant to this Article 2 maintains the relative direct or (in the case of Fund IX) indirect economic interests of the Parties in Holdings' assets in place prior to the Restructuring Transactions. In connection with such acknowledgement, the Parties have agreed that such interests have been determined based on a hypothetical sale of the net assets of Holdings for an amount equal to the valuation of the Company in the Public Offering, the allocation of the resulting hypothetical Liquidity Event Profit pursuant to
Article V of the LLC Agreement, and the hypothetical liquidation of Holdings following such sale and allocation pursuant to Article X of the LLC Agreement.

     Section 2.10. Distributions to Pay Pre-Closing Taxes. Immediately prior to the Restructuring Closing, Holdings shall make a distribution to its members pursuant to Section 4.1(b) of the LLC Agreement but only with respect to income of Holdings allocable to them (i.e., not otherwise "as a result of their participation in the Company"), which distribution shall be based on estimated taxable income of Holdings through the Closing Date and shall be determined consistently with past practice of the Company. Any distribution pursuant to this section is not intended to compensate any Member for any Tax Liability as a result of the Restructuring Transactions and shall not include any amounts to compensate for ordinary income recapture recognized in the Restructuring Transactions. The Parties agree that taxable income of Holdings shall be allocated between the portion of the taxable year of Holdings prior to the Restructuring Closing and following the Restructuring Closing based on a closing of the books of Holdings as of the close of business on the of the Restructuring Closing.

                               3. PUBLIC OFFERING

     The Members agree that pursuant to the Public Offering and as of the Public Offering Closing Date, (a) the Company shall issue and deliver to the Underwriters shares of its Common Stock representing approximately 47.4181% of the shares to be outstanding upon completion of the Public Offering (without giving effect to the exercise by the Underwriters of any over-allotment option),
(b) the entire net proceeds of the shares of the Public Offering to the Company, immediately upon receipt by the Company, shall be applied by the Company to the payment in full of principal and accrued interest on the Company Notes, (c) the Company will grant to the Underwriters an the Over-allotment Option, upon the exercise of which the Company will make the Over-allotment Distribution, and (d) pursuant to the LTIP the Board of Directors of the Company shall grant to the employees of the Company listed on Schedule 3C options to purchase the shares of the Company's Common Stock at the Public Offering price per share on the terms indicated on Schedule 3C, which shall represent 1% of the primary shares of Common Stock outstanding upon completion of the Public Offering.

                            4. RESTRUCTURING CLOSING

     Section 4.01. Restructuring Closing. The closing (the "Restructuring Closing") of the transactions contemplated by Article 2 of this Agreement shall take place at the offices of Bartlit Beck Herman Palenchar & Scott LLP, in Denver, Colorado, on the Restructuring Closing Date beginning at 8:00 a.m. (local time), or at such other time or place as the Representatives may agree.

     Section 4.02 Actions at the Restructuring Closing. At the Restructuring
Closing:

     (a) the various certificates, instruments, and documents referred to in
Article 2 shall be executed, delivered and filed as the case may be, with the effect that the transactions contemplated by Article 2 shall be completed;

     (b) each of the Members shall execute and deliver the Stockholder Agreement in the form of Exhibit D;

     (c) each of the appropriate parties shall execute and deliver the agreements in the forms of Exhibit F-1 through F-3;

     (d) each of the appropriate parties shall execute and deliver instruments reasonably satisfactory to them evidencing the termination of the Terminated Agreements; and

     (e) Fund IX Corp., Alpha NR Ventures, and Holdings shall execute and deliver the Third Amended and Restated Limited Liability Company Agreement of Holdings in the form of Exhibit G.

                5. REPRESENTATIONS AND WARRANTIES OF THE PARTIES

     Each of the Parties represents and warrants as to itself, severally and not jointly, to each other Party as of the date hereof and as of the Restructuring Closing Date that:

     Section 5.01 Organization of Parties. If it is not a natural person, then it is a corporation, partnership or limited liability company, as the case may be, that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

     Section 5.02 Authorization of Transaction. It has full power and authority (including, where applicable, full power and authority as an organization) to execute, deliver and perform its obligations under this Agreement and to execute, deliver and perform its obligations under each other agreement or instrument (the "Ancillary Agreements and Instruments") to which it is a party in connection with this Agreement. The execution, delivery and performance of this Agreement and the execution, delivery and performance of each of the Ancillary Agreements and Instruments by it in connection with this Agreement and the transactions contemplated under this Agreement have been duly authorized by all requisite organizational or other action on its part. This Agreement has been duly executed and delivered by it and all Ancillary Agreements and Instruments to be executed and delivered by it in connection with this Agreement have been duly executed and delivered by it as of the date hereof or will be executed and delivered by it on or prior to the Restructuring Closing Date. This Agreement constitutes, and when executed and delivered on or prior to the Restructuring Closing Date, all Ancillary Agreements and Instruments to be executed and delivered by it pursuant to this Agreement will constitute, its legal, valid and binding obligation, enforceable in accordance with their respective terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Schedule
5.02 sets forth all material notices to, filings with, and all other authorizations, consents, or approval of Governmental Authorities required to be made or obtained by it in order to consummate the Restructuring Transactions.

     Section 5.03. Noncontravention. Neither the execution, delivery or performance of this Agreement by it nor the execution, delivery or performance by it of each Ancillary Agreement and Instrument to which it is a party executed in connection with this Agreement or delivered pursuant to this Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any Law to which it is subject or any provision of its Organizational Documents, (ii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel or terminate any material authorization or Permit issued by a Governmental Authority that is held it, or
(iii) give any Governmental Authority or other Person the right to challenge any material portion of the transactions contemplated under this Agreement or exercise any remedy or obtain any relief that is material under any Law to which it is subject, or (iv) except as set forth in Schedule 5.03, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or exercise any material remedy or loss of rights, or result in the creation of any Lien, or require any notice (in all such cases with or without the giving of notice and/or the passage of time) under any Material Contract to which it is a party or by which it is bound or to which any of its assets is subject.

     Section 5.04. Brokers' Fees. Except as to the Company or any selling stockholder as may arise under the Underwriting Agreement, it does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Restructuring Transactions for which any other Party could become liable or obligated.

     Section 5.05. Investment. If it is acquiring shares of the Company's Common Stock pursuant to Article 2 of this Agreement, it is not acquiring the same with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act. It, together as appropriate with its directors and executive officers and advisors, (i) is familiar with investments of the nature of the Common Stock, (ii) understands that this investment involves substantial risks, (iii) has adequately investigated the Company and the Common Stock to be issued, and (iv) has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in acquiring the Common Stock, and is able to bear the economic risks of such investment. It acknowledges that the shares of Common Stock have not been registered or qualified under, and are being sold in reliance upon an exemption from the registration requirements of, the Securities Act, and the rules and regulations thereunder and any applicable state securities or "Blue Sky" laws, and may not be offered, sold, transferred, pledged, hypothecated or otherwise assigned unless they are registered under such securities laws or regulations or an exemption from such registration is available.

     Section 5.06. Ownership of Equity Interests. If it is contributing, surrendering or exchanging any Equity Interest pursuant to Article 2, Schedule
5.06 sets forth a complete and correct listing of the record and beneficial ownership of such beneficial interest as to it. Each such Equity Interest has been duly authorized, and validly issued and fully paid and non-assessable and are owned solely by it as set forth on Section 5.06. Except to the extent created under the Securities Act and state securities Laws, or as created by the respective Organizational Documents, (i) such Equity Interests are held free and clear of rights of first refusal, restrictions on transfer, Taxes, and Encumbrances, and (ii) there are no Commitments with respect to such Equity Interests, other than those contemplated by this Agreement. If it is contributing, surrendering or exchanging any Equity Interest pursuant to Article 2, it is not a party to any voting trust, proxy, or other agreement or understanding with respect to voting any such Equity Interest other than as set forth in Schedule 5.06 or elsewhere in this Agreement.

     Section 5.07. Registration Statement. It has read the Registration Statement and, to its knowledge, the Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to each other Party as of the date hereof and as of the Restructuring Closing Date that:

     Section 6.01. Capitalization. (a) The authorized capital stock of the Company consists of 1,000 shares of Common Stock. As of the date of this Agreement, there are no outstanding shares of Common Stock.

     (b) Upon issuance of the Common Stock in the Restructuring Transactions and the Public Offering, all shares of Common Stock so issued will be duly authorized, validly issued, and when delivered against payment therefor, will be fully paid and non-assessable. Except as set forth in this Section 6.01, there are no outstanding (i) Equity Interests of the Company or (ii) Commitments with respect to Equity Interests of the

Company other than the shares of Common Stock issuable pursuant to the Over-allotment Option, the Over-allotment Distribution, the LTIP and the Alpha Management LTIP (the items in Sections 6.01(b)(i) and 6.01(b)(ii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire or dispose of any Company Securities, other than those created by this Agreement.

                 7. REPRESENTATIONS AND WARRANTIES OF HOLDINGS

     Holdings represents and warrants to each other Party as of the date hereof and as of the Restructuring Closing Date that:

     Section 7.01. Capitalization. (a) The authorized, issued and outstanding Membership Interests of Holdings are set forth on Schedule II.

     (b) All outstanding Membership Interests of Holdings have been duly authorized and are fully paid and non-assessable. Except as set forth in
Schedule 7.01, there are no outstanding (i) Equity Interests of Holdings or (ii) Commitments with respect to Equity Interests of Holdings other than the Membership Interests issuable pursuant to the Alpha Management LTIP (the items in Sections 7.01(b)(i) and 7.01(b)(ii) being referred to collectively as the "Holdings Securities"). There are no outstanding obligations of Holdings or any Subsidiary to repurchase, redeem or otherwise acquire or dispose of any Holdings Securities, other than those created by this Agreement.

             8. REPRESENTATIONS AND WARRANTIES OF ALPHA MANAGEMENT

     Alpha Management represents and warrants to each other Party, and each of the Management Members represents and warrants as to itself severally and not jointly to each other Party, as of the date hereof and as of the Restructuring Closing Date that:

     Section 8.01. Capitalization. (a) The authorized, issued and outstanding membership interests of Alpha Management are set forth on Schedule I.

     (b) All outstanding membership interests of Alpha Management have been duly authorized and are fully paid and non-assessable. Except as set forth in
Schedule I, there are no outstanding (i) Equity Interests of Alpha Management or
(ii) Commitments with respect to Equity Interests of Alpha Management other than the issuance of membership interests pursuant to the Alpha Management LTIP (the items in Sections 8.01(b)(i) and 8.01(b)(ii) being referred to collectively as the "Alpha Management Securities"). Except as set forth in the Management LLC Agreement, there are no outstanding obligations of Alpha Management or any Subsidiary to repurchase, redeem or otherwise acquire or dispose of any Alpha Management Securities, other than those created by this Agreement.

      9. REPRESENTATIONS AND WARRANTIES OF FUND IX REGARDING FUND IX CORP.

     Fund IX represents and warrants to the Company, as of the date hereof and as of the Restructuring Closing Date that:

     Section 9.01 Incorporation and Other Organizational Matters. Fund IX Corp.
(i) is a corporation that is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction in which it has had an office or in which it paid taxes in past three years, and (iii) has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The officers and directors of Fund IX Corp. are listed on Schedule 9.01. Fund IX Corp. has no employees other than its officers.

     Section 9.02 Noncontravention. The execution, delivery and performance by Fund IX of this Agreement and each Ancillary Agreement and Instrument to which it is a party executed in connection herewith or delivered pursuant to this Agreement and the consummation of the transactions contemplated in this Agreement and therein will not, with or without the giving of notice or the passage of time, or both: (i) violate any Law to which Fund IX Corp. is subject or any provision of its Organizational Documents; (ii) conflict with, or result in a violation or breach of, or a default or event of default under, or require the consent of any other party in order to avoid a default or event of default under, a right to accelerate, right to exercise any remedy or loss of rights under, or result in the creation of any Lien under or pursuant to, any provision of any Fund IX Corp.'s Organizational Documents or of any Material Contract to which Fund IX Corp. is a party or by which Fund IX Corp. is bound, or any Law or any order, judgment, writ, injunction or decree to which Fund IX Corp. is a party or by which Fund IX Corp. may be bound or affected; or (iii) give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereunder or exercise any remedy or obtain any relief under any Law to which any Fund IX Corp. is subject.

     Section 9.03. Capitalization. (a) The authorized capital stock of Fund IX Corp. consists of 1,000 shares of common stock, $.01 par value per share, and 1,000 shares of preferred stock, $.01 par value per share ("Fund IX Corp. Preferred Stock"). As of the date hereof, there are outstanding 100 shares of common stock all of which are held of record by Fund IX and no shares of Fund IX Corp. Preferred Stock.

     (b) All outstanding shares of capital stock of Fund IX Corp. have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 9.03, there are no outstanding (i) Equity Interests of Fund IX Corp. or (ii) Commitments with respect to Equity Interests of Fund IX Corp., other than those created by this Agreement (the items in Sections 9.03(b)(i) and 9.03(b)(ii) being referred to collectively as the "Fund IX Corp. Securities"). There are no outstanding obligations of Fund IX Corp. or any Subsidiary to repurchase, redeem or otherwise acquire any Fund IX Corp. Securities, other than those created by this Agreement.

     Section 9.04. Business of Fund IX Corp. Since its organization, Fund IX Corp. has engaged in no business activities other than holding Membership Interests in Holdings and activities incidental thereto and to the Restructuring Transactions and in preparation of the Public Offering.

     Section 9.05. Assets and Liabilities of Fund IX Corp.. Fund IX Corp. (i) owns no assets other than Membership Interests and those set forth on Schedule 9.05, (ii) has entered into no contracts or agreements other than those specified on Schedule 9.05, (iii) has no Liability (and, to the Knowledge of Fund IX, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for Liabilities disclosed in the Registration Statement or that are set forth on Schedule 9.05. For the sake of clarity, Fund IX makes no representations as to the value of any assets set forth on Schedule 9.05.

     Section 9.06. Restrictions on Business Activities. Except for this Agreement and its Organizational Documents, there is no agreement, judgment, injunction, order or decree binding upon Fund IX Corp. that has or would reasonably be expected to have the effect of prohibiting the conduct of its business.

                          10. COVENANTS OF THE PARTIES

     Section 10.01. Consent and Agreement. Each Member hereby consents to each of the Restructuring Transactions and ratifies all actions previously taken by or on behalf of the Alpha Entities and each of their respective managers, members, officers and directors in connection with the execution of those steps of the Restructuring Transactions which were undertaken or completed prior to the date hereof. Each Member agrees that the receipt by it of the consideration described in Article 2 is the entirety of the consideration, value or benefit to which it is entitled as a Member of Holdings (or, in the case of Fund IX, an indirect Member of Holdings) and/or as a member of Alpha Management, as the case may be, in connection with the Restructuring Transactions. Each Member waives any right to any further allocations or distributions under the LLC Agreement or the Management LLC agreement, as the case may be.

     Section 10.02. Release. Effective at the Restructuring Closing, for good and valuable consideration, the sufficiency of which is hereby acknowledged, each Member, as to itself or himself, and its or his past, present and future Affiliates (including Fund IX and the Company on behalf of Fund IX Corp.), and its and their respective successors, predecessors, assigns, heirs, officers, directors, members, managers, partners, employees, consultants and trustees, hereby releases, acquits and forever discharges each Alpha Entity and its past, present and future Affiliates and its and their respective successors, predecessors, assigns, heirs, officers, directors, members, managers, partners, employees, consultants and trustees, in respect of and from any and all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, suspected or unsuspected, accrued or unaccrued, which have been or could have been asserted against such other Person, which the releasing Person has or ever had which arise out of or in any way related or are incidental to events, circumstances or actions taken by such other Person prior to the Restructuring Closing; provided, however, that the foregoing general release shall not affect (i) any Person's rights or obligations with respect to this Agreement or any of the Continuing Agreements to which such Person is a party (ii) or any rights or obligations as between Alpha Natural Resources, LLC or its subsidiaries, on the one hand, and the employees of Alpha Natural Resources, LLC and its subsidiaries, on the other hand.

     Section 10.03. Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the Restructuring Transactions.

     Section 10.04. Indemnification by the Company. (a) The Company shall indemnify any Person (each, an "Indemnitee") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or against Holdings, Alpha Management or any of their respective Subsidiaries or otherwise, whether civil, criminal, administrative or investigative, including, without limitation, any action by or in the right of Holdings, Alpha Management or any of their respective Subsidiaries to procure a judgment in its favor, by reason of the fact that such Indemnitee was the managing member, a member, a director, an executive committee member or an officer of Holdings, Alpha Management or any of their Subsidiaries, or at the relevant time, having been such a managing member, member, director, executive committee member or officer, or that such Indemnitee is or was serving at the request of Holdings, Alpha Management or any of their respective Subsidiaries as a partner, director, officer or trustee of another Person, against all Adverse Consequences actually and reasonably incurred by such Indemnitee in connection with such action, suit or proceeding. Notwithstanding the forgoing, no indemnification shall be provided to or on behalf of any Indemnitee if a judgment or other final adjudication adverse to such Indemnitee establishes that (i) such Indemnitee's acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated or (ii) such Indemnitee in fact personally gained a financial profit or other advantage to which such Indemnitee was not legally entitled.

     (b) Any indemnification under subsection (a) of this Section 10.04 shall (unless ordered by a court) be made by the Company only as authorized in the specific case upon a determination that the indemnification of the Indemnitee is proper under the circumstances because such Indemnitee has met the applicable standard of conduct set forth in subsection (a) of this Section 10.05. Such determination shall be made by the Board of the Directors of the Company in good faith or, if the Board so directs, by legal counsel of its choice in a written opinion.

     (c) The Company may, in the discretion of the Board of Directors of the Company, pay expenses incurred by any Indemnitee in defending any action, suit or proceeding described in subsection (a) of this Section 10.04 in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnitee to repay such advance if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Company pursuant to this Section 10.05.

     (d) The Company may, in the discretion of the Board of Directors of the Company, purchase and maintain insurance on behalf of any Indemnitee against any liability asserted against such Indemnitee, whether or not the Company would have the power by law to indemnify such Indemnitee against such liability.

     (e) The indemnification provided by this Section 10.04 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of the Board of Directors of the Company or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 10.04 shall continue as to an Indemnitee who ceased to be a Member or officer (or other person indemnified hereunder) prior to the Restructuring Closing and shall inure to the benefit of the executors, administrators, legatees and distributees of such Person.

     (a) Section 10.05. Indemnification by Fund IX. (a) In the event the Restructuring Closing occurs, and (i) Fund IX breaches any of its representations and warranties contained in Article 9 for which the applicable survival period pursuant to Section 13.01 has not expired and (ii) the Company makes, in good faith, a written claim for indemnification against Fund IX pursuant to this Section 10.05 within any such survival period, then Fund IX agrees to indemnify the Company and hold it harmless from and against the entirety of the Adverse Consequences caused by the breach and suffered by the Company through and after the date of the claim for indemnification, subject to the limitations set forth herein.

     (b) The following limitations shall apply with regard to Fund IX's obligations to indemnify the Company pursuant to Section 10.05(a):

          (i) Fund IX's Liability for the matters described under Section 10.05(a) of this Agreement shall not exceed a maximum of $15,000,000 for all Adverse Consequences as to which the Company has made a written claim for indemnification prior to the second anniversary of the Restructuring Closing Date, declining to a maximum of $10,000,000 for all Adverse Consequences as to which the Company has made a written claim for indemnification after to the second anniversary of the Restructuring Closing Date and prior to the fourth anniversary of the Restructuring Closing Date.

          (ii)Fund IX will have no Liability for any Adverse Consequences, unless and until the aggregate Adverse Consequences (after taking into account the present value

(discounted by 8%) of any Tax Benefit presently quantifiable with certainty by, and insurance and indemnity proceeds presently quantifiable with certainty to, the indemnified party with respect thereto) for which the Company is entitled to recover under this Agreement exceeds $100,000 (the "Threshold Amount"), after which the Company will be entitled to recover all amounts to which it is entitled to indemnification under this Section 10.05 (less such present value of Tax Benefits and insurance and indemnity proceeds) to the extent such Adverse Consequences exceed the Threshold Amount(subject to the limitation in Section 10.05(b)(i)). In calculating the Threshold Amount for the Adverse Consequences under this Section, all Adverse Consequences which individually total less than $50,000 (taking such present value of Tax Benefits and insurance and indemnity proceeds into account) shall be excluded in their entirety and Fund IX shall have no Liability hereunder to the Company for such Adverse Consequences; provided that for purposes of this sentence, the Adverse Consequences from any events or actions resulting from the same or substantially similar occurrences shall be aggregated.

          (iii) The Company acknowledges and agrees that, except as set forth below, the indemnification provisions in this Section 10.05 shall be the exclusive remedy of the Company with respect to the representations and warranties of Fund IX made in Article 9.

          (iv) Fund IX shall not be liable for Adverse Consequences to the extent they arose from (A) a change in Law, accounting pronouncements or Tax policy or practice made after the Restructuring Closing Date or (B) any legislation not in force on the Restructuring Closing Date.

          (v) Fund IX shall not be liable under this Section 10.05 for an amount to the extent, if any, that any Adverse Consequences giving rise to such amount results from a failure on the part of the Company to exercise good faith in not jeopardizing or prejudicing the interests of Fund IX.

          (vi) The Company shall not be entitled to indemnification under this
Section 10.05 for Adverse Consequences arising out of or relating to breach of any representation or warranty in Article 9 if Fund IX can establish that the Company or any member of Alpha Management had actual knowledge before the Restructuring Closing Date of facts or circumstances which would cause the representation or warranty to be untrue.

          (vii) It is understood and agreed by the Company and the Parties that no director, officer, employee, agent, partner, stockholder or Affiliate of Fund IX (including any stockholder, partner, director, officer, employee, agent or Affiliate of a stockholder including any officer or director of Fund IX Corp.) shall have (A) any personal liability to the Company as a result of the breach of any representation, warranty, covenant or agreement of Fund IX contained in this Agreement or (B) any personal obligation to indemnify the Company for any of their claims pursuant to this Section 10.06, and the Company hereby waives and releases and shall have no recourse against any of such parties described in this Section 10.05(b)(vii) as a result of the breach of any representation, warranty, covenant or agreement of Fund IX contained herein or otherwise arising out of or in connection with the Restructuring Transactions.

          (viii) The Parties further understand and agree that any liability of Fund IX for indemnity pertaining to Tax liabilities of Fund IX Corp. shall be reduced by the excess, if any, of the cumulative tax liability of Fund IX Corp. incurred as a result of its ownership of its Membership Interests over the distributions that Fund IX Corp. received pursuant to Section 4.1(b) of the LLC Agreement and Section 2.09 hereof.

     (c) The Company may make a claim (not involving a Third Party Claim) in any amount to which it may be entitled under this Section 10.05 by providing a written claim for indemnification against Fund IX within any applicable survival period promptly after the Company has notice of any Adverse Consequence which may give rise to a claim for indemnification; provided, however, that no delay on the part of the Company in notifying Fund IX shall relieve Fund IX from any obligation hereunder unless (and then solely to the extent) Fund IX is prejudiced by such delay.

     (d) If any third party shall notify the Company with respect to any matter (a "Third Party Claim") that may give rise to a right to claim for indemnification against Fund IX under this Section 10.05, then the Company shall promptly (and in any event within five (5) business days after receiving notice of the Third Party Claim) notify Fund IX thereof in writing (the "Claim Notice"); provided, however, that no delay on the part of the Company in notifying Fund IX shall relieve Fund IX from any obligation hereunder unless (and then solely to the extent) Fund IX is adversely affected in its ability to defend against such Claim or is otherwise prejudiced thereby.

     (e) Fund IX will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Company so long as (i) Fund IX notifies the Company in writing (within twenty (20) days after the Company has given the Claim Notice) that Fund IX will fulfill its indemnification obligations hereunder and provides the Company with evidence reasonably acceptable to the Company that Fund IX will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) Fund IX conducts the defense of the Third Party Claim actively and diligently.

     (f) So long as Fund IX is conducting the defense of the Third Party Claim in accordance with Section 10.05(e), (i) the Company may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Company will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Fund IX (not to be withheld unreasonably), and (iii) Fund IX will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Company, except in the cases involving only money damages which are not likely to establish a precedential custom or practice adverse to the continuing business interests of the Company.

     (g) In the event any of the conditions in Section 10.05(f) is or becomes unsatisfied, however, (i) the Company may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim only with consent from Fund IX not to be unreasonably withheld),
(ii) Fund IX will reimburse the Company promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses if the Company delivers an undertaking to repay if not ultimately entitled to indemnification), and (iii) the Indemnifying Parties will remain responsible, subject to the terms and limitations set forth in this Article VIII, for any Adverse Consequences the Company may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Agreement.

     (h) The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Company (i.e., reduced by the present value (discounted at 8%) of any insurance proceeds or other payment or recoupment presently realizable with reasonable certainty for the benefit of the Company as a result of the events giving rise to the claim for indemnification), net of the present value (discounted at 8%) of any Tax Benefit of the Company (or the affiliated group of which it is a member) presently quantifiable based on projected results occasioned by such loss or damage and such loss or damage shall include all Adverse Consequences suffered through and after the date of the claim for indemnification (including any Adverse Consequences suffered after the end of any applicable survival period). Upon the request of Fund IX, the Company shall provide Fund IX with information sufficient to allow Fund IX to calculate the amount of the indemnity payment in accordance with this Section 10.06(h). The Company shall take commercially reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use commercially reasonable efforts to (i) avoid any costs or expenses associated with such claim, (ii) to minimize the amount thereof if such costs and expenses cannot be avoided and (iii) maximize the amount of any insurance or indemnity proceeds and Tax Benefits..

     (i) Upon making payment for an indemnification claim pursuant to this
Section 10.05, Fund IX shall be subrogated, to the extent of such payment, to any rights which the Company may have against any other Person or escrow account or deposit with respect to the subject matter underlying such indemnification claim. If the Company shall receive the benefit of insurance and indemnity proceeds in excess of the amount taken into consideration in the computation of Adverse Consequences under Section 10.06(b)(ii), the Company shall promptly remit such excess proceeds to Fund IX.

     (j) Fund IX may, at its option, settle any indemnity obligation owed under this Section 10.05 either (i) in cash, (ii) by surrender to the Company of shares of Common Stock having a value equal to the fair market value, as determined by reference to the closing sale price, or average of the closing bid and asked quotations, on the trading day preceding the day such payment is made on the principal trading market on which the Common Stock is traded, and if not so traded, fair market value shall be determined in the good faith judgment of the Board of Directors of the Company or (iii) a combination of cash and surrender of shares of Common Stock valued as provided in clause (ii) of this
Section 10.05(j).

                                 11. CONDITIONS

     Section 11.01. Conditions to Obligations of Each Party. The obligations of each Party to consummate the Restructuring Transactions are subject to the satisfaction or, to the extent permissible by law, waiver of the following conditions:

     (a) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Restructuring Transactions;

     (b) any applicable waiting period under the HSR Act relating to the Restructuring Transactions shall have expired or been terminated;

     (c) the shares of Common Stock to be issued in the Public Offering shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

     (d) all actions by or in respect of, or filings with, any Governmental Authority required to permit the consummation of the Restructuring Transactions, shall have been taken, made or obtained;

     (e) this Agreement and the Restructuring Transactions shall have been approved by the lenders to Alpha Natural Resources, LLC under that certain Credit Agreement dated as of May 28, 2004, as amended; and

     (f) such Party shall be reasonably satisfied that the Registration Statement will be declared effective by the SEC on the next business day following the Restructuring Closing Date..

     Section 11.02. Conditions to the Obligations of the Alpha Entities. The obligations of the Alpha Entities to consummate the Restructuring Transactions are subject to the satisfaction of the following further conditions:

     (a) each other Party shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Restructuring Closing;

     (b) the representations and warranties of each other Party contained in this Agreement shall be true at and as of the Restructuring Closing as if made at and as of such time; and

     (c) the AMCI Parties shall have provided to the Company a letter of credit or similar financial instrument from a financial institution, and in a form, reasonably satisfactory to the Company securing the obligations of the AMCI Parties with respect to clauses (ix) and (xxiii) of the definition of "Retained Liabilities" in Section 1.1 of the Contribution Agreement dated December 31, 2002, as amended, among ANR Holdings, LLC, and the FRC Parties and the AMCI Parties named therein, which shall permit the Company to draw a maximum of $6.8 million through the fifth anniversary of the

Restructuring Closing date, declining to a maximum of $3.8 million through seventh anniversary of the Restructuring Closing Date, and further declining to a maximum of $1.8 million through the tenth anniversary of the Restructuring Closing Date.

     Section 11.03. Conditions to the Obligations of Each Member. The obligations of each Member to consummate the Restructuring Transactions are subject to the satisfaction of the following further conditions:

     (a) each other Party shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Restructuring Closing, and

     (b) the representations and warranties of each other Party contained in this Agreement shall be true in all material respects at and as of the Restructuring Closing as if made at and as of such time.

                                 12. TERMINATION

     Section 12.01. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Restructuring Closing (notwithstanding any approval of this Agreement by the Company or any of the Members):

     (a) by mutual written agreement of the Parties; or

     (b) by the Alpha Entities, if:

          (i) the Restructuring Transactions have not been consummated on or before February 25, 2005 (the "End Date");

          (ii) (A) there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Alpha Entities from consummating the transactions contemplated hereby is entered; or

          (iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of any Member set forth in this Agreement shall have occurred that would cause any condition set forth in Section 11.01 or
Section 11.02 not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The Party or Parties desiring to terminate this Agreement pursuant to this
Section 12.01 shall give notice of such termination to the other Parties.

     Section 12.02. Effect of Termination. If this Agreement is terminated pursuant to Section 12.01, this Agreement shall become void and of no effect, without liability of any

Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties hereto. The provisions of this Section 12.02 and Sections 13.05, 13.06, 13.07, 13.08 and 13.09 shall survive any termination pursuant to Section 12.01.

                                13. MISCELLANEOUS

     Section 13.01. Survival. Except for the representations and warranties of Fund IX made in Article 9, which shall survive until the fourth anniversary of the Restructuring Closing Date, the representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Restructuring Closing until the first anniversary of the Restructuring Closing Date. The covenants and agreements of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Restructuring Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.

     Section 13.02. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

          If to the Company:

          Alpha Natural Resources, Inc.
          406 West Main Street
          Abingdon, VA 24210
          Attention: Michael J. Quillen
          Facsimile No.: (276) 623-2849

          With a copy to:

          Bartlit Beck Herman Palenchar & Scott LLP
          1899 Wynkoop Street, Suite 800
          Denver, Colorado 80202
          Attention: James L. Palenchar, Esq.
          Facsimile No.: (303) 592-3140

          If to Holdings:

          ANR Holdings, LLC
          406 West Main Street
          Abingdon, VA 24210
          Attention: Michael J. Quillen
          Facsimile No.: (276) 623-2849

          With a copy to:

          Bartlit Beck Herman Palenchar & Scott LLP
          1899 Wynkoop Street, Suite 800
          Denver, Colorado 80202
          Attention: James L. Palenchar, Esq.
          Facsimile No.: (303) 592-3140

          If to the FRC Parties or the FRC Representative:

          First Reserve Corporation
          One Lafayette Place
          Greenwich, CT 06830
          Attention: Alex T. Krueger
          Facsimile No.: (203) 661-6729

          with a copy to:

          Thomas R. Denison
          First Reserve Corporation
          One Lafayette Place
          Greenwich, CT 06830
          Attention: Thomas R. Denison
          Facsimile No.: (203) 625-8520

          If to the AMCI Parties or the AMCI Representative:

          American Metals & Coal International, Inc.
          475 Steamboat Road, 2nd Floor
          Greenwich, CT 06830
          Attention: Hans J. Meade, President
          Facsimile No.: (203) 625-9231

          with a copy to:

          American Metals & Coal International, Inc.
          One Energy Place
          Latrobe, PA 15650
          Attention: Michael J. Walker, Executive Vice President
          Facsimile No.: (724) 537-5853

          and to:

          McGuire Woods LLP
          One James Center
          901 East Cary Street

          Richmond, VA  23219
          Attention: Leslie A. Grandis
          Facsimile No. (804) 698-2069

          If to Madison:

          Madison Capital Funding LLC
          303 W. Madison St. Suite 1200
          Chicago, IL 60606
          Attention: Thomas Klimmeck, Managing Director
          Facsimile No. (276) 628-3116

          If to Alpha Management:

          Alpha Coal Management, LLC
          406 West Main Street
          Abingdon, VA 24210
          Attention: Michael J. Quillen
          Facsimile No.: (276) 623-2849

          If to the Management Members or the Management Representative:

          Michael J. Quillen
          406 West Main Street
          Abingdon, VA 24210
          Facsimile No.: (276) 623-2849

or to such other address or facsimile number as such party may hereafter specify for the purpose of notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

     Section 13.03. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in a writing referring to Section 13.03 of this Agreement and is signed, in the case of an amendment, by each Party to this Agreement or such Party's Representative, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 13.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

     Section 13.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Member may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Holdings.

     Section 13.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

     Section 13.07. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, excluding any dispute or disagreement for which a dispute resolution process is provided elsewhere in this Agreement (a "Dispute"), shall be decided by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The Parties to the dispute shall jointly select one arbitrator. If the Parties shall fail to select an arbitrator within fourteen (14) calendar days after arbitration is requested, then such arbitrator shall be selected by the American Arbitration Association or any successor thereto upon application of any Party. No Dispute shall be consolidated in any arbitration with any dispute, claim or controversy of any other Party. The arbitration shall be conducted in Greenwich, Connecticut and any court having jurisdiction thereof may immediately issue judgment on the arbitration award. The Parties agree that the arbitration provided for in this Section 13.07 shall be the exclusive means to resolve all Disputes.

     Section 13.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

     Section 13.09. Entire Agreement. This Agreement and the Continuing Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

     Section 13.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 13.11. Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts specified in Section 13.07, in addition to any other remedy to which they are entitled at law or in equity.

     Section 13.12. AMCI Representative. By the execution and delivery of this Agreement, each of the AMCI Parties hereby constitutes and appoints the AMCI Representative as the true and lawful agent and attorney-in-fact of the AMCI Parties with full power of substitution to act in the name, place and stead of the AMCI Parties with respect to the contribution to the Company and sale to Fund IX Corp. of the Holdings Common Sharing Ratios and Preferred Sharing Ratios by the AMCI Parties in accordance with the terms and provisions of this Agreement, and to act on behalf of the AMCI Parties in any litigation or arbitration involving this Agreement, do or refrain from doing all such further acts and things, and execute all such documents as the AMCI Representative shall deem necessary or appropriate in connection with the Restructuring Transactions including, without limitation, the power:

     (a) to act for the AMCI Parties with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the AMCI Parties and to transact matters of litigation;

     (b) to execute and deliver all waivers under and amendments to this Agreement, ancillary agreements, certificates and documents that the AMCI Representative deems necessary or appropriate in connection with the consummation of the Restructuring Transactions;

     (c) to receive funds for the payment of expenses of the AMCI Parties and apply such funds in payment for such expenses; and

     (d) to do or refrain from doing any further act or deed on behalf of the AMCI Parties that the AMCI Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the AMCI Parties could do if personally present.

The other Parties and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the AMCI Representative in all matters referred to herein. All notices required to be made or delivered by to the AMCI Parties shall be made to the AMCI Representative for the benefit of the AMCI Parties and shall discharge in full all notice requirements of the Company or the other Parties with respect thereto.

     Section 13.13. Management Members Representative. By the execution and delivery of this Agreement, each of the Management Members hereby constitutes and appoints the Management Representative as the true and lawful agent and attorney-in-fact of the Management Members with full power of substitution to act in the name, place and stead of the Management Members with respect to the contribution of the Holdings Common Sharing Ratios and Profits Interest by the Management Members to the Company in accordance with the terms and provisions of this Agreement, and to act on behalf of the Management Members in any litigation or arbitration involving this Agreement, do or refrain from doing all such further acts and things, and execute all such documents as the Management Representative shall deem necessary or appropriate in connection with the Restructuring Transactions including, without limitation, the power:

     (a) to act for the Management Members with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Management Members and to transact matters of litigation;

     (b) to execute and deliver all waivers under and amendments to this Agreement, ancillary agreements, certificates and documents that the Management Representative deems necessary or appropriate in connection with the consummation of the Restructuring Transactions;

     (c) to receive funds for the payment of expenses of the Management Members and apply such funds in payment for such expenses; and

     (d) to do or refrain from doing any further act or deed on behalf of the Management Members that the Management Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Management Members could do if personally present.

The other Parties and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Management Representative in all matters referred to herein. All notices required to be made or delivered by to the Management Members shall be made to the Management Representative for the benefit of the Management Members and shall discharge in full all notice requirements of the other Parties to the Management Members with respect thereto.

     Section 13.14. FRC Representative. By the execution and delivery of this Agreement, each of the FRC Parties hereby constitutes and appoints the FRC

Representative as the true and lawful agent and attorney-in-fact of the FRC Parties with full power of substitution to act in the name, place and stead of the FRC Parties with respect to the contribution to the Company of all the capital stock of Fund IX Corp. by the FRC Parties in accordance with the terms and provisions of this Agreement, and to act on behalf of the FRC Parties in any litigation or arbitration involving this Agreement, do or refrain from doing all such further acts and things, and execute all such documents as the FRC Parties shall deem necessary or appropriate in connection with the Restructuring Transactions including, without limitation, the power:

     (a) to act for the FRC Parties with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the FRC Parties and to transact matters of litigation;

     (b) to execute and deliver all waivers under and amendments to this Agreement, ancillary agreements, certificates and documents that the FRC Representative deems necessary or appropriate in connection with the consummation of the Restructuring Transactions;

     (c) to receive funds for the payment of expenses of the FRC Parties and apply such funds in payment for such expenses; and

     (d) to do or refrain from doing any further act or deed on behalf of the FRC Parties that the FRC Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the FRC Parties could do if personally present.

The other Parties and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the FRC Representative in all matters referred to herein. All notices required to be made or delivered by to the FRC Parties shall be made to the FRC Representative for the benefit of the FRC Parties and shall discharge in full all notice requirements of the other Parties to the FRC Parties with respect thereto.

     Section 13.15. Limited Right of Rescission. If by the close of business (New York time) on the fifth Business Day following the Restructuring Closing Date (the "Unwinding Date"), the Public Offering Closing Date has not occurred as provided in the Underwriting Agreement, the Restructuring Transactions shall be rescinded nunc pro tunc without any further action by the Parties. Upon a rescission under this Section 13.15, the Parties shall take all steps considered necessary or desirable by Holdings to restore the status quo ante existing prior to the Restructuring Closing Date, as if the Restructuring Transactions, including the transfers pursuant to Article 2, had never occurred. As such, no later than the first Business Day following the Unwinding Date: (i) all property transferred by the Members to the Company and the benefits and burdens of ownership of such property accruing to the Company from the Restructuring Closing Date to Unwinding Date shall be returned and remitted to the Members and the Members shall be readmitted as Members of Holdings with respect to the Membership Interests in Holdings returned and remitted to the Members and the stock of Fund IX Corp. shall be returned to Fund IX; (ii) all Common Stock issued to the Members, and the benefits and burdens of ownership of such Common Stock accruing to the Members from the time of the Restructuring Closing Date to Unwinding Date, shall be returned to the Company; (iii) all agreements and undertakings to perform this Agreement at and after the Restructuring Closing Date (other than the agreements and undertakings set forth in this Section 13.15) shall be discharged with no liability to any Party, and (iv) all of the Terminated Agreements shall be reinstated as if never terminated, and any modifications to the LLC Agreement pursuant to Section 13.16 shall rescinded, as necessary to achieve the intent of this Section 13.15.

     Section 13.16. Amendment to LLC Agreement. Any provisions of the LLC Agreement inconsistent with the provisions of this Agreement are hereby deemed amended to the extent necessary to be consistent with the provisions of this Agreement.

                            [SIGNATURE PAGES FOLLOW.]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ANR HOLDINGS, LLC                        ALPHA COAL MANAGEMENT, LLC


By: /s/ Michael J. Quillen               By: /s/ Michael J. Quillen.
    ----------------------------------       -----------------------------------
Name: Michael J. Quillen                 Name: Michael J. Quillen
Title: President and Chief Executive     Title: President
Officer


ALPHA NATURAL RESOURCES, INC.            ALPHA NR VENTURES, INC.


By: /s/ Michael J. Quillen               By: /s/ Michael J. Quillen
    ----------------------------------       -----------------------------------
Name: Michael J. Quillen                 Name: Michael J. Quillen
Title: President and Chief Executive     Title: President and Chief Executive
Officer                                  Officer


ANR FUND IX HOLDINGS, L.P.               FIRST RESERVE FUND IX, L.P.

By: First Reserve GP IX, L.P. General    By: First Reserve GP IX, L.P. General
Partner of ANR Fund IX Holdings, L.P.    Partner of First Reserve Fund IX, L.P.
By: First Reserve GP IX, Inc. Its        By: First Reserve GP IX, Inc. Its
General Partner                          General Partner


By: /s/ Alex T. Krueger                  By: /s/ Alex T. Krueger
    ----------------------------------       -----------------------------------
Name: Alex T. Krueger                    Name: Alex T. Krueger
Title: Managing Director                 Title: Managing Director


VOLLOW RESOURCES LLC                     REDBANK, INC.


By: /s/ Hans J. Mende                    By: /s/ Hans J. Mende
    ----------------------------------       -----------------------------------
Name: Hans J. Mende                      Name: Hans J. Mende
Title: President                         Title: President


REI, INC.                                STILL RUN COAL COMPANY, INC.


By: /s/ Hans J. Mende                    By: /s/ Hans J. Mende
    ----------------------------------       -----------------------------------
Name: Hans J. Mende                      Name: Hans J. Mende
Title: President                         Title: President

               SIGNATURE PAGE TO INTERNAL RESTRUCTURING AGREEMENT

CREEKSIDE ENERGY DEVELOPMENT COMPANY     NEWHALL POCAHONTAS ENERGY, INC.


By: /s/ Hans J. Mende                    By: /s/ Hans J. Mende
    ----------------------------------       -----------------------------------
Name: Hans J. Mende                      Name: Hans J. Mende
Title: President                         Title: President


SCM, INC.                                TANOMA ENERGY, INC.


By: /s/ Hans J. Mende                    By: /s/ Hans J. Mende
    ----------------------------------       -----------------------------------
Name: Hans J. Mende                      Name: Hans J. Mende
Title: President                         Title: President


MADISON MINING COMPANY LLC               I-22 PROCESSING, INC.


By: /s/ Hans J. Mende                    By: /s/ Hans J. Mende
    ----------------------------------       -----------------------------------
Name: Hans J. Mende                      Name: Hans J. Mende
Title: President                         Title: President


LAUREL ENERGY, LP, BY                    LAUREL RESOURCES, LP, BY
LAUREL MOUNTAIN MANAGEMENT, INC., ITS    LAUREL MOUNTAIN MANAGEMENT, INC., ITS
GENERAL PARTNER                          GENERAL PARTNER


By: /s/ Hans J. Mende                    By: /s/ Hans J. Mende
    ----------------------------------       -----------------------------------
Name: Hans J. Mende                      Name: Hans J. Mende
Title: President                         Title: President


DUNAMIS RESOURCES, INC.                  RRD, INC.


By: /s/ Hans J. Mende                    By: /s/ Hans J. Mende
    ----------------------------------       -----------------------------------
Name: Hans J. Mende                      Name: Hans J. Mende
Title: President                         Title: President


BETA RESOURCES, LLC                      MADISON CAPITAL FUNDING LLC


By: /s/ Hans J. Mende                    By: /s/ Thomas Klimmeck
    ----------------------------------       -----------------------------------
Name: Hans J. Mende                      Name: Thomas Klimmeck
Title: Manager                           Title: Managing Director

               SIGNATURE PAGE TO INTERNAL RESTRUCTURING AGREEMENT

/s/ Michael J. Quillen
--------------------------------------
Michael J. Quillen


/s/ Stanley E. Bateman, Jr.
--------------------------------------
Stanley E. Bateman


/s/ Michael D. Brown
--------------------------------------
Michael D. Brown


/s/ Kevin S. Crutchfield
--------------------------------------
Kevin S. Crutchfield


/s/ Leo Ellis Dusenbury, Jr.
--------------------------------------
Leo Ellis Dusenbury, Jr.


/s/ Marlin Willard Gohlke
--------------------------------------
Marlin Willard Gohlke


/s/ Vaughn R. Groves
--------------------------------------
Vaughn R. Groves


/s/ D. Scott Kroh
--------------------------------------
D. Scott Kroh


/s/ Eddie W. Neely
--------------------------------------
Eddie W. Neely


/s/ David C. Stuebe
--------------------------------------
David C. Stuebe

               SIGNATURE PAGE TO INTERNAL RESTRUCTURING AGREEMENT